Filed Pursuant to Rule 424(b)(5)

Registration No. 333-134670

Prospectus Supplement to Prospectus dated June 19, 2006

1,449,696 shares of common stock issuable

upon the exercise of warrants

PHARMACOPEIA DRUG DISCOVERY, INC.

Pharmacopeia Drug Discovery, Inc. (Pharmacopeia) is offering 1,449,696 shares of its common stock that will be issuable upon the exercise of warrants to acquire shares of common stock originally issued by Pharmacopeia on October 18, 2006 (the Warrants).  The Warrants become exercisable on April 19, 2007 at a purchase price of $5.14 per share and expire on April 19, 2011.  Pharmacopeia may receive up to $7,451,437.44 from the exercise of the Warrants.  If none of the Warrants is exercised, then Pharmacopeia will not receive any proceeds from this offering.

The common stock is listed on the Nasdaq Global Market under the symbol “PCOP.”  On March 12, 2007, the last reported sale price of the common stock on the Nasdaq Global Market was $5.15 per share.

Investing in our common stock involves risks. See “Risk Factors” on page S-16 of this prospectus supplement and beginning on page 3 of the accompanying prospectus and the reports incorporated by reference in the accompanying prospectus.

	Per Share	Total
Price to the public of common stock, par value $.01 per share	$5.14	$7,451,437
Proceeds, before expenses, to Pharmacopeia		$7,451,437

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 17, 2007.

About this Prospectus Supplement

In this prospectus supplement and the accompanying prospectus, the terms “Pharmacopeia,” “we,” “us” and “our” refer to Pharmacopeia Drug Discovery, Inc.

We provide information to you about the common stock in two separate documents: (a) the accompanying prospectus, which provides general information, and (b) this prospectus supplement, which describes the specific details regarding this offering. If information in this prospectus supplement is inconsistent with the prospectus, you should rely on this prospectus supplement.

You should also read and consider the information in the documents we have referred you to in “Where You Can Find More Information” on page 3 of the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information.

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with information that is different. We are only offering the securities in states where it is legal to offer and sell them. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the cover page of the documents. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

Prospectus Supplement Summary

This summary highlights information contained in other parts of this prospectus supplement and the accompanying prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in the shares of common stock. You should read the entire prospectus supplement and the accompanying prospectus carefully.

Pharmacopeia Drug Discovery, Inc.

We are a biopharmaceutical company committed to discovering and developing novel therapeutics to address significant medical needs. Using proprietary technologies and processes, we seek to identify, optimize and develop novel drug candidates through our own internally-funded drug discovery and development programs and in collaborations with major pharmaceutical and biotechnology companies.  We have one internal program in Phase 1 clinical development and multiple internal programs in advanced discovery.  Our collaborative research efforts have resulted in a portfolio of five partnered programs in active human clinical trials, with four additional partnered programs in preclinical development.

PS433540, a compound we are developing internally, is in Phase 1 clinical development. PS433540 is a Dual-Acting angiotensin and endothelin Receptor Antagonist (DARA) that we are developing as a potential treatment for hypertension and diabetic nephropathy.  In April 2007, we announced positive results from our first Phase 1 clinical study with PS433540.  We believe that PS433540 administered as a single agent has the potential to have a superior profile to monotherapy with an angiotensin receptor blocker or the co-administration of an endothelin receptor antagonist and an angiotensin receptor antagonist for the treatment of hypertension and diabetic nephropathy.

Our other internal proprietary programs primarily address immunoregulation.  We fully fund these programs and retain intellectual property and ownership rights to any compounds discovered. At an appropriate point, we may license one or more of these compounds or programs to a partner.

In addition to our proprietary research and development, we currently have collaborations under which we are actively performing research and development activities with leading pharmaceutical and biotechnology companies, including Cephalon, GlaxoSmithKline, Organon and Wyeth. We anticipate participating in the clinical development of some of the compounds that may result from these collaborations. We have other collaborations with leading pharmaceutical and biotechnology companies, including Schering Corporation and Schering-Plough Ltd. (together Schering-Plough) and Bristol-Myers Squibb Company (BMS), where we have completed our activities and the collaborator is now responsible for the development of potential products.

Our collaborative research efforts have resulted in a portfolio that includes one partnered program currently in Phase 2 clinical trials targeting chronic obstructive pulmonary disease (COPD) and four partnered programs in active Phase 1 clinical trials targeting rheumatoid arthritis, oncology, metabolic and inflammatory diseases. The Schering-Plough relationship produced a CXCR2 antagonist which entered Phase 2 clinical trials in the fourth quarter of 2006 for COPD, an enzyme inhibitor which entered Phase 1 clinical trials in September 2006 for oncology, a candidate for metabolic diseases which entered Phase 1 clinical trials in January 2007 and a candidate for inflammatory diseases which entered Phase 1 clinical trials in March 2007. We initially identified p38 kinase inhibitor lead compounds in 1997 and entered into a collaborative partnering agreement with BMS in 1999. This collaboration resulted in a compound that entered Phase 1 clinical trials in August 2003. A second compound resulting from that partnership, which is a back-up candidate, entered Phase 1 clinical trials in Canada in December 2005.

Associated with these clinical development programs, we have received milestone payments from Schering-Plough and BMS and, to the extent the compounds successfully progress through clinical development and registration, we will be entitled to receive additional milestone payments. We are also entitled under the agreements with each of these partners to receive royalties on the commercial sale, if any, of drugs resulting from these collaborations. However, numerous additional studies are required to fully assess the potential of these clinical candidates before they reach the marketplace, and the results from preclinical studies and clinical studies conducted to date with these compounds are not necessarily indicative of the results that may be obtained in future clinical studies.

In addition, a compound discovered in our laboratories, aimed at an allergy/asthma indication, was the basis of a collaboration with Daiichi Pharmaceutical Co. which resulted in a drug candidate that entered clinical trials in November 2003. Daiichi informed us in November 2006 that it had decided to place the Investigational New Drug application, or IND, for that program on inactive status. Inactive status means that an IND remains in effect and has not been withdrawn by its sponsor or terminated by the U.S. Food and Drug Administration (FDA).

In addition to the compounds in clinical development, three more partnered programs are at various stages of preclinical development, the point at which compounds are tested for safety in animals and are subjected to other studies required prior to testing compounds in humans.

Preclinical and clinical development of drug candidates is a long, expensive and uncertain process. We continue to pursue the discovery and development of product candidates in both our internal and collaborative programs. The drug candidates described above are at early stages, and none have received regulatory approval for commercial sale. All of the compounds face the substantial risk of failure inherent in drug discovery and development. At any stage of the clinical development process, we or our collaborators may decide to discontinue development of our product candidates. To date, none of the compounds in which we hold complete or partial rights has reached the stage of a commercial product and, although we have received license and milestone fees, we may never receive any sales revenues, royalty payments, or any additional license and milestone fees, under our current or any future collaborations. We do not expect that our product candidates will be commercially available for many years, if ever.

From time to time we have considered, and we will continue to consider strategic initiatives intended to further the development of our business. In addition, we consider opportunities to expand our product pipeline through the acquisition or in-licensing of, or investment in, product development candidates, and we intend to continue to explore and evaluate those opportunities.

We were incorporated in February 2002 as a wholly owned subsidiary of Accelrys, Inc. (Accelrys), formerly Pharmacopeia, Inc. On December 18, 2003, Accelrys announced its plans to spin-off 100 percent of our shares in a pro rata tax-free distribution to its stockholders, subject to the satisfaction of certain conditions.  On April 30, 2004, Accelrys completed the spin-off of us into an independent, separately traded and publicly held company through the distribution to its stockholders of a dividend of one share of our common stock for every two shares of Accelrys common stock held.

Industry Overview

Drug discovery and development is the process of creating and evaluating chemical or biological entities for the treatment of human disease. Biological, chemical, pharmacological, clinical and informatics expertise are key components of a successful drug discovery and development effort. The role of biology includes understanding disease mechanisms, identifying potential targets for therapeutic intervention and evaluating potential drug candidates. Chemistry’s role includes the creation of safe and effective new chemical entities to interact with these targets and the preparation of adequate quantities of active ingredients for preclinical and clinical testing. Informatics improves decision-making by indicating the characteristics of successful drugs, efficiently sharing current knowledge and creating databases to suggest future discovery and clinical success. Pharmacology includes the understanding of diseases and disease processes and how these may be modulated by therapeutic intervention with chemical compounds, as well as the understanding and measurement of the pharmacodynamic and pharmacokinetic and toxicological effects of potential drug molecules.

Our Drug Discovery and Development Processes

Although many scientific disciplines are required for new drug discovery and development, chemistry, biology and pharmacology are at the center of this process.  Chemists, pharmacologists and biologists typically work together to design, prepare and deliver new chemical substances, develop laboratory models of disease, test compounds to identify agents that demonstrate the desired activity and finally select a clinical candidate.  The drug discovery and development process includes the following steps:

Lead identification.   During the lead identification phase, researchers screen “libraries,” i.e., collections of compounds, against disease targets to evaluate their potential as lead compounds (compounds that may be a starting point for further chemical modification to produce a clinical candidate molecule) in a process known as primary screening.  To maximize the prospects of discovering promising new compounds during primary screening, many researchers seek to utilize diverse collections of molecules that cover a broad range of possible chemical structures.  Scientists must balance, however, this desire for diversity in chemical composition against the requirement that the compounds have “drug-like” properties, such that their chemical structures render them likely to be bioavailable and non-toxic.  The imperatives of diversity and drug-likeness present scientists with a “trade-off” in their experimentation.  Researchers can address these dual needs by efficiently screening large collections of molecules that are diverse in structure, but drug-like in character.

Once active compounds are generated from primary screening, medicinal chemists determine which compounds are most promising by analyzing the structure-activity relationships (SAR) data generated during the screening process. SAR information educates scientists with respect to the relationship between the chemical structures of a series of structurally related active and inactive compounds and the activity of the compounds within the series at the target that has been screened.  As a result, a lead identification process which yields the richest SAR information will best guide the chemist towards creating compounds having chemical structures most likely to improve the potency, efficacy, bioavailability and toxicity properties of the original active compound.  Large, diverse, densely populated compound libraries tend to produce substantially richer SAR data than smaller, less dense collections, providing chemists with the information needed to initiate successful optimization and reduce false starts.

Lead optimization.   Lead optimization is the iterative process of refining the chemical structure of a compound in an attempt to improve its drug characteristics with the goal of producing a preclinical drug candidate.  Specifically, medicinal chemists attempt to create compounds with characteristics superior to those of an identified lead candidate.  Common among these characteristics are potency, selectivity, pharmacodynamics and/or pharmacokinetics (absorption, solubility, half-life and metabolism).  The lead optimization process involves chemical synthesis, biological testing, analytical chemistry, pharmacology and data analysis.

Historically, lead optimization has not proven to be nearly as amenable as lead identification to the efficiencies and economies of scale of industrialization. Optimization remains largely a manual undertaking, with chemists personally synthesizing numerous compounds for further evaluation.  Because most compounds created ultimately will not be utilized in the subject drug discovery program, a key to reducing optimization costs is to lower the number of molecules that must be synthesized to discover a new drug.  We accomplish this reduction by utilizing rich SAR data we identify from screening our compound libraries.  We also employ parallel synthesis in our lead optimization efforts to improve the efficiency of the process, a process which is common in the industry.

Preclinical development.   During the lead optimization phase, but prior to clinical testing, potential drug candidates undergo extensive in vitro (non-animal testing in a laboratory), and in vivo (testing in animals) studies.  These efforts are designed to predict drug efficacy and safety in humans.  The ultimate objective of preclinical testing is to obtain results that will allow selection of a clinical candidate to enter human clinical trials following regulatory approval.  In parallel, scientists continue to synthesize additional compounds that act as back-ups for the lead compound. Researchers will also continue to refine the process for manufacturing larger quantities of the compound, with the goals of reducing production costs while ensuring safety.  Once a successful process is developed, batches of compounds are synthesized for animal testing during the preclinical (and, later, the clinical) development phase.  We currently lease a facility for conducting our preclinical development, including in vivo evaluation, and we contract certain preclinical development expertise and the manufacturing of active ingredients.

Clinical trials.   Clinical trials, or human tests to determine the safety and efficacy of potential drug candidates, typically comprise three sequential phases, although the phases may overlap:

•       Phase 1: The drug is initially introduced into healthy human subjects or patients and tested for safety, dosage tolerance, absorption, distribution, metabolism and excretion.

•       Phase 2: This phase involves studies in a limited patient population to identify possible adverse effects and safety risks, to determine the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

•       Phase 3: When Phase 2 evaluations demonstrate that a dosage range of the product is effective and has an acceptable safety profile, Phase 3 trials are undertaken to further evaluate dosage and clinical efficacy and to further test for safety in an expanded patient population at geographically dispersed clinical study sites.

If successful, clinical trials in the United States result in the submission of a New Drug Application (NDA) with the FDA. Similarly, separate clinical trials must be conducted and regulatory approvals secured before a drug can be marketed internationally.

We commenced Phase 1 clinical trials with PS433540 in February 2007.  We are building our capability to manage and oversee clinical development of PS433540 and any other internal programs that may reach the level of clinical development.  We work with clinical development consultants to augment our internal capabilities.

Our Therapeutic Candidate Pipeline

We have built a partnered therapeutic candidate pipeline consisting of five active clinical programs (with respect to which human evaluation has begun), three preclinical programs and multiple other drug discovery programs. Some of these programs started as collaborative drug discovery partnerships, while others started from our internal discovery efforts and were subsequently included in collaborations. In all cases, we have a financial interest in each of the subject compounds.

Our collaborations have resulted in a portfolio that covers a broad range of disease areas. Our collaborators have diverse therapeutic interests, and thus our product pipeline spans multiple disease categories. Lead compounds discovered in a collaboration can show therapeutic activity (and, therefore, lead to milestone and subsequent payments) in a variety of disease areas. Accordingly, therapeutic focus is not necessarily a critical factor in the success of our collaborative efforts. This has allowed us to diversify our portfolio of programs across multiple disease categories.

Our collaborative research efforts have resulted in a portfolio that includes one partnered program currently in Phase 2 clinical trials targeting chronic obstructive pulmonary disease (COPD) and four partnered programs in active Phase 1 clinical trials targeting rheumatoid arthritis, oncology and metabolic diseases. The Schering-Plough relationship produced a CXCR2 antagonist which entered Phase 2 clinical trials in the fourth quarter of 2006 for COPD, an enzyme inhibitor which entered Phase 1 clinical trials in September 2006 for oncology, a candidate for metabolic diseases which entered Phase 1 clinical trials in January 2007 and a candidate for inflammatory diseases which entered Phase 1 clinical trials in March 2007. We initially identified p38 kinase inhibitor lead compounds in 1997 and entered into a collaborative partnering agreement with BMS in 1999. This collaboration resulted in a compound that entered Phase 1 clinical trials in August 2003. A second compound resulting from that partnership, which is a back-up candidate, entered Phase 1 clinical trials in Canada in December 2005.

Our lead internal program is our DARA program, from which PS433540 is in Phase 1 clinical development. We are developing PS433540 as a potential treatment for hypertension and diabetic nephropathy.   In April 2007, we announced positive results from our first Phase 1 clinical study with PS433540. We believe that PS433540 administered as a single agent has the potential to have a superior profile to monotherapy with an angiotensin receptor blocker or the co-administration of an endothelin receptor antagonist and an angiotensin receptor antagonist for the treatment of hypertension and diabetic nephropathy.

Within our internal discovery programs we have concentrated our efforts primarily on diseases related to immunoregulation.  Disorders which are impacted are rheumatoid arthritis, psoriasis, inflammatory bowel disease, multiple sclerosis and others.  This focus builds on our expertise in the area, and also takes advantage of attractive commercial opportunities we believe exist.

The following chart sets forth our internal program portfolio and the disease areas in which we believe each program is likely relevant.  We licensed our DARA program from BMS.  We partnered our JAK3 Inhibitors program with Wyeth for all indications and routes of delivery other than topical administration for dermatological and ocular diseases.

Internal Program Portfolio

Proprietary Program	Therapeutic Areas

DARA (PS433540)	Hypertension, diabetic nephropathy
JAK3 Inhibitors	Dermatological and ocular diseases for topical administration
CCR-1 Antagonists	Rheumatoid arthritis and multiple sclerosis
A2a Antagonists	Parkinson’s disease
v3/v5 Inhibitors	Oncology diseases

DARA.  Angiotensin II (AII) and endothelin 1 (ET1) are two of the most potent vasoactive peptides known and are believed to play a role in controlling both vascular tone and pathological tissue remodeling associated with a variety of diseases including diabetic nephropathy and heart failure. Currently, angiotensin receptor blockers (ARBs), which inhibit the activity of AII, are widely used as a treatment for hypertension, heart failure and diabetic nephropathy. In addition, there is a growing body of data that demonstrates the potential therapeutic benefits of ET receptor antagonists (ERAs) in blocking ET1 activity. There is currently one ERA that has been approved for treatment of pulmonary hypertension, but it has shown liver toxicity in certain individuals.

It is also known that AII and ET1 work together in blood pressure control and pathological tissue remodeling.  For example, ARBs not only block the action of AII at its receptor, but also limit the production of ET1.  Similarly, ERAs block ET1 activity and inhibit the production of AII. Consequently, simultaneously blocking AII and ET1 activities may offer better efficacy than blocking either substance alone.

In well-validated rat models of human hypertension, the combination of an ARB and an ERA results in a synergistic effect. Furthermore, although ARBs are the standard of care for patients with diabetic nephropathy, improved efficacy with the co-administration of an ERA has been reported in Phase 2 clinical development. Finally, in animal models of heart failure conducted by third parties, the combination of an ARB and an ERA results in improvements in both function and tissue remodeling parameters not seen with either agent alone.

PS433540 simultaneously blocks the activity of both AII and ET1 at their respective receptors, positioning it as the first and only example of a single compound with Dual-Acting angiotensin and endothelin Receptor Antagonist (DARA) activity currently in development. We view this as a first-in-class compound, which potentially represents a significant advancement in the treatment of multiple cardiovascular and related disease states including hypertension and diabetic nephropathy. A number of preclinical studies have been conducted to date using PS433540 with positive outcomes in multiple disease models and an excellent preclinical pharmacokinetic and safety profile.

In March 2006, we and BMS entered into an exclusive licensing agreement (the BMS Agreement) providing us worldwide development and commercialization rights to certain compounds discovered by BMS, including PS433540, that possess DARA activity. Under the agreement, we acquired exclusive rights to lead and backup DARA development candidates under the BMS patents claiming these compounds.

Under the terms of the BMS Agreement, in lieu of an up-front cash payment, we are providing BMS a set of compound libraries and will pay BMS milestone payments upon the achievement of successive clinical and regulatory events in the United States and certain other jurisdictions, and royalties on sales of products, if any, resulting from the DARA program.

In December 2006, we submitted an IND to the FDA for PS433540 with the intent of evaluating it as a potential treatment for hypertension and diabetic nephropathy. In February 2007, we began Phase 1 clinical studies to assess the pharmacology and pharmacokinetics of PS433540.

JAK3 Inhibitors.   A member of the Janus family of tyrosine protein kinases, Janus Kinase-3 (JAK3) plays a critical role in T-cell proliferation via cytokine signaling pathways. Local administration of a selective JAK3 inhibitor represents a potential therapeutic approach for T-cell and cytokine mediated dermatologic and ocular diseases. Included in these are psoriasis, which is characterized by hyper-proliferation of T-cells which present themselves in inflamed skin lesions, and dry eye which is a cytokine-based inflammation of the ocular surface.

Local administration of a JAK3 inhibitor for psoriasis would inhibit T-cell proliferation but have the advantage of limiting potential systemic side effects. Treatment of dry eye is aimed at reducing conjunctival inflammation and restoring normal tear film to minimize dryness. Local administration of a JAK3 inhibitor would selectively reduce cytokine-induced inflammation in the conjunctiva.

We have identified a series of potent JAK3 inhibitors that are immunoregulatory in preclinical models of T-cell activities. Lead candidates for psoriasis show good skin permeation. Additional studies are in progress to advance compounds towards preclinical development.

In December 2006, we entered into a research and license agreement with Wyeth, providing for the formation of a new alliance based on our JAK3 inhibitor program.  Our alliance with Wyeth is described in more detail below in the discussion of our collaborations.

CCR1 Antagonists.  CCR1 is a member of the chemokine receptor family. The CCR1 receptor is integral to the trafficking of T-cells and monocytes to specific sites of inflammation, such as in the myelin sheath and the arthritic synovium. The chemokine receptors link extracellular signals to intracellular processes that are central to the inflammatory response. Research has clearly demonstrated a role for the CCR1 receptor in modulating multiple inflammatory disease states and, therefore, inhibition of its activity could offer potential new treatment options with reduced side effects.

Our compounds have been shown to be potent at both binding to the CCR1 receptor and at antagonizing CCR1 receptor mediated intracellular calcium flux and chemotaxis. Additionally, compounds with good pharmacokinetic properties have been identified.

Adenosine A2a Antagonists. Adenosine A2a antagonists have been found to increase dopaminergic activity and motor function in models of Parkinson’s disease.  Lead compounds have been identified from several series. These compounds inhibit binding to and function of the A2a receptor, demonstrate selectivity for the A2a receptor over the A1 receptor, and have good brain levels. We are currently assessing in vivo activity of our compound series.

3/ 5 Inhibitors. In angiogenesis, a leading cause of age-related macular degeneration (AMD), proliferative diabetic retinopathy and a critical requirement of tumor growth and metastasis, these integrins are predominantly expressed on growth factor-activated vascular endothelial cells. We have identified a class of small molecule dual inhibitors of avb3 and avb5.

PS388023 is a potent inhibitor of integrin binding, blocks VEGF-induced human endothelial cell proliferation, inhibits vitronectin-induced endothelial cell transwell migration and inhibits choroidal, corneal and retinal neovascularization in rodent models.

External Resources

We utilize contract research organizations to assist in our PS433540 Phase 1 clinical program and other internal programs in special non-clinical models of disease and to perform preclinical safety testing of our lead compounds. Also, in an effort to increase the efficiency of both our internal and collaborative programs, we utilize resources in China and India to provide specific and general chemistry services to us at a cost substantially lower than our internal costs.

Further, we engage in research collaborations with academic institutions to access their considerable expertise, in particular for the testing of our compounds in specific non-clinical models of disease. We also contract with other biotechnology companies to perform fee-for-service testing of compounds both for internal and collaborative drug discovery.

By effectively integrating external resources into our research and development programs, we cost-effectively extend our capabilities and expand our capacity without the need for substantial investment in new infrastructure.

Our Core Technology and Drug Discovery Platform

In our view, the limited number and diversity of available chemical compounds as potential drug candidates has become a major bottleneck in the drug discovery process. The low productivity of many synthesis technologies severely constrains the number of compounds available for screening in order to identify active compounds and provide the basis for initial SAR analysis. These synthesis methods also slow the optimization process by limiting the number of analogs synthesized and tested. As genomics and the mapping of the human genome have generated numerous potential new disease targets and advances in high throughput screening have led to a backlog of lead compounds showing some therapeutic activity, we believe that the shortage of sophisticated medicinal chemistry expertise in the industry has had a dampening effect on the progress of drug development.

We believe that our talented team of chemists and biologists, equipped with our proprietary combinatorial chemistry technology, compound collection and state-of-the-art medicinal chemistry and computational tools, offer a solution to these and other constraints on the productivity and success of the drug discovery process. Importantly, our technology uses solid phase synthesis and an encoding system to permit rapid identification of compounds synthesized in combinatorial mixtures. Further, our approach to drug discovery makes extensive use of software and informatics products to assist in the modeling of potential therapeutics, the simulation of interactions between compounds and biological targets and the collection, storage and use of the data generated from our research activities. In our view, these technologies, taken together with the broad experience and proven ability garnered by our scientists through their work with leading pharmaceutical and biotechnology companies, provide us with a competitive advantage in preclinical drug discovery.

Our drug discovery approach is supported by our proprietary combinatorial chemistry encoding technology, Encoded Combinatorial Libraries on Polymeric Support (“ECLiPS®”), our proprietary collection of chemical compounds, assay technology, production automation, information systems and quality assurance programs. These are more fully described below.

ECLiPS® Technology.   ECLiPS® enables us to generate hundreds of thousands of small molecule compounds at a fraction of the cost of traditional chemical synthesis methods. We use “Direct Divide” combinatorial chemistry to build collections, or libraries, of 10,000 to 500,000 or more small molecule compounds by performing only 50 to 200 individual chemical reactions. ECLiPS® offers substantial productivity improvements as compared to the 10,000 to 500,000 or more reactions that would be required to prepare similarly sized chemical libraries by synthesizing each compound individually. The ECLiPS® technology productivity advantage results from the synthesis of compounds on tiny plastic beads in large mixtures, to which we attach proprietary, easily detectable, stable tag sets to enable the rapid identification from the mixture of any compound that is active in a biological screening assay.

We use ECLiPS® technology to build libraries of small compounds, predominantly heterocycles. These low molecular weight compounds are preferred by pharmaceutical companies because they are more likely to be orally active (effective as drugs in tablet or capsule form), tend to have longer duration of action and are less expensive to manufacture. In contrast, natural peptide and oligonucleotide drugs are usually degraded by human digestive system enzymes and generally must be administered by injection. In addition, peptide and oligonucleotide drugs are often quickly eliminated from the body, which limits their duration of action. Further, the ECLiPS® technology allows rapid resynthesis of compounds without deconvolution, a process in which an active compound must be “reverse engineered” by resynthesizing and testing various component combinations until the structure of the active compound is deduced.

Our ECLiPS® technology enables us to build large, densely packed libraries of drug-like compounds that generate rich SAR information from the primary screening process. This SAR data greatly facilitates our drug candidate optimization by providing our medicinal chemists with a type of structural “roadmap” to guide their optimization efforts. Our lead optimization is further accelerated by our expertise in combinatorial chemistry. Our scientists build combinatorial libraries of compounds around molecules and assay the molecules in an effort to determine the most promising course for ongoing synthesis.

Our tagging technology used in ECLiPS® has been licensed exclusively from the Trustees of Columbia University (Columbia) and Cold Spring Harbor Laboratory (Cold Spring) since 1993. We are obligated to pay a minimum annual license fee of $100,000 to Columbia University and Cold Spring Harbor Laboratory. The term of the agreement is the later of (i) July 16, 2013 or (ii) the expiration of the last patent relating to the technology, at which time we will have a fully paid license to the technology. The license granted to us under the agreement can be terminated by Columbia and Cold Spring (i) upon 30 days written notice to us if we materially breach the Agreement and we fail to cure such material breach in accordance with the Agreement or (ii) if we commit any act of bankruptcy, become insolvent, file a petition under any bankruptcy or insolvency act or have any such petition filed against us that is not dismissed within 60 days. We are also obligated to pay royalties to Columbia and Cold Spring based on net sales of pharmaceutical products we develop, as well as a percentage of all other revenue (such as milestones and royalties) we recognize from collaborators where we have utilized the technology licensed from Columbia and Cold Spring.

Our Compound Collection.   We have employed ECLiPS®, together with other technologies, to synthesize approximately 8 million chemical compounds. Our proprietary collection is organized into “libraries,” consisting of both large and diverse “discovery” libraries of 20,000-100,000 compounds and smaller “targeted” libraries designed to interact with particular disease targets or classes of targets  Our collection has had success producing compounds found to be therapeutically active against difficult targets supplied by our partners; in the primary screening process, our libraries often produce hundreds of active compounds of varying potencies rather than the handful generated by some other collections. Our small molecule libraries have been engineered to be both drug-like and diverse.

Our criteria for determining whether or not we have been successful in the screening of our compound library against a particular disease target are both rigorous and relatively simple. We measure our success by evaluating the potency of each screened compound in inducing, or inhibiting, activity in the target at specified “concentrations” of the compound per liter. A screen against a given target is deemed to be “successful” if we discover at least one compound from our collection that is active in the desired manner against the target at the prescribed concentration. We report our success to our collaborators in terms of activity of the compound against the applicable target at concentrations agreed to with our partner in advance.

Our compound collection and high throughput screening technologies have been proven to be effective against a wide variety of biological targets. Importantly, we have achieved success against some of our collaborators’ most difficult targets, often after our partners’ internal drug discovery efforts were unsuccessful. Our libraries have been shown to be particularly effective against some of the industry’s most important disease targets, such as G-Protein Coupled Receptors (GPCRs) and Kinases.

Assay Technology.   We employ 384-well and 1,536-well microtiter plate screening assays to identify compounds active against biological targets. These 384-well and 1,536-well formats offer significant throughput improvements and cost savings as compared to the industry standard 96-well format.

Further, our 1,536-well format allows us to perform, at an extremely low cost, a screen of 5.5 million compounds against a target in under two weeks. Labor required for screening with a 1,536-well assay is reduced tenfold as compared to 96-well plates.

Production Automation.   Production automation technology is another important component of our integrated drug discovery approach. We have developed proprietary instruments and methods for quickly and cost effectively manipulating large numbers of small plastic beads and the compounds that are detached from these beads. The technology includes proprietary engineering methods and automated systems for placing individual compounds in 384 to 1,536-well assays and processing them in preparation for screening.

Information Systems.   We have developed proprietary software to support our drug discovery activities. Our information systems assist our scientists in managing the extensive data generated during library production and testing. Our software integrates the tag set decoding results with the original library design database to quickly provide our scientists with the specific chemical structure and synthesis steps for the active compound. Our information systems also include molecular modeling, structure analysis and statistical programs for designing optimization libraries and software to collect and analyze the results of individual assays.

Quality Assurance.   Our drug discovery approach includes an extensive quality assurance program. As libraries are synthesized, representative compounds are analyzed at each reaction step to assure that yields are high and compounds are sufficiently pure. During library production, samples are tested at each reaction step to assure that the tag sets have been satisfactorily attached and can be decoded. Representative compounds are also tested to identify optimal solvents and detachment conditions for removing compounds from beads to perform screening assays. Production plates containing compounds for screening include control samples to further assure that plates to be screened in assays have been prepared appropriately.

Our Significant Collaborative Relationships

Cephalon

In May 2006, we entered into a collaboration and license agreement (the Cephalon Agreement) with Cephalon, Inc. (Cephalon)  providing for the formation of a new drug discovery, development and commercialization alliance. Under the Cephalon Agreement, we received an up-front, non-refundable payment of $15.0 million in June 2006 to support our research efforts.

As part of and during the initial phase of the alliance, Cephalon is responsible for identifying hit and lead compounds.  We and Cephalon will then work collaboratively to advance the lead compounds to clinical candidates.  We are principally responsible for medicinal chemistry, and Cephalon provides biology support, including preclinical disease models, as required by the Cephalon Agreement. We have agreed that we will not screen our compound library for other collaborators, or for our own account, against any target we work on under the Cephalon Agreement for a specified period.

Upon the nomination, if any, of clinical candidates by the alliance, Cephalon will be primarily responsible for their development and commercialization. We may receive milestone payments upon the successful achievement, if any, of preclinical and clinical milestones. Upon successful commercialization of any product resulting from this relationship, we will be entitled to receive royalties on sales of that product.

We retain an option to develop certain candidates from the alliance, subject to Cephalon’s agreeing to such development.  For each clinical candidate, if any, advanced under the alliance, the developing company will make clinical, regulatory and sales milestone payments to the non-developing company.  In addition, the company commercializing each resulting product, if any, will pay the non-commercializing company up to double-digit royalties based on the sales level achieved.

As stated above, under the Cephalon Agreement, we received a non-refundable payment of $15.0 million and are principally responsible for performing medicinal chemistry research. For the year ended December 31, 2006, our alliance with Cephalon accounted for $2.9 million, or 17% of our revenue.

We and Cephalon each have the right to terminate the Cephalon Agreement under certain specified circumstances at any time during the term of the Cephalon Agreement. In addition, Cephalon has the right to terminate the Cephalon Agreement in its sole discretion, upon ninety days written notice to us, during the initial three-year phase of the alliance, which phase may be extended by agreement of the parties. No such termination shall require us to refund to Cephalon any or all of the above research and development funding.

One of our directors currently serves as the Chairman and Chief Executive Officer of Cephalon.

GlaxoSmithKline

In March 2006, we and SmithKlineBeecham Corporation and Glaxo Group Limited (together GSK) entered into a product development and commercialization agreement (the GSK Agreement). Under the terms of the GSK Agreement, we may receive up to $15.0 million in cash payments from GSK related to the initial discovery activities to be conducted by us, including $5.0 million that we received in April 2006. Up to the remaining $10.0 million will be payable to us upon our fulfillment of certain conditions related to the initial discovery activities to be conducted by us.  Our role in the alliance is to (i) identify and (ii) advance molecules in chosen therapeutic programs to development stage and (iii) subject to certain provisions in the GSK Agreement, further develop the candidates to clinical “proof of concept” (a demonstration of efficacy in humans). In addition to the cash payments above, we are entitled to receive success-based milestone payments, starting in preclinical research, from GSK for each drug development program pursued under the alliance and the potential for double-digit royalties upon the successful commercialization by GSK of any product resulting therefrom.  We have agreed that we will not screen our compound library for other collaborators, or for our own account, against any target we screen under the GSK Agreement for a specified period.

The GSK Agreement provides that GSK will have an exclusive option, exercisable at defined points during the development process for each program (up to the point of clinical proof of concept), to license that program. Upon licensing a program, GSK is obligated to conduct preclinical development and/or clinical trials and commercialize pharmaceutical products resulting from such licensed programs on a worldwide basis (the GSK License Obligations). If GSK does not exercise its option to license a program, we will retain all rights to that program and may continue to develop the program and commercialize any products resulting from the program, or we may elect to cease progressing the program and/or seek other partners for further development and commercialization. In the event that GSK does not exercise its option to license a program and we continue to develop the program and commercialize any products resulting from the program, we will be obligated to pay GSK success-based milestone payments and royalties upon successful commercialization, if any. In addition, we will retain rights to each program for which GSK has not fulfilled its GSK License Obligations.

We and GSK each have the right to terminate the GSK Agreement in its sole discretion under certain specified circumstances at any time during the term of the GSK Agreement. In addition, we and GSK each have the right to terminate the GSK Agreement under other circumstances that are customary in these types of agreements.  If we exercise our discretionary termination right at any time during the first five years of the term, under certain circumstances, we could be required to refund to GSK a portion of the up to $15.0 million related to initial discovery activities to be conducted by us referred to above.  The amount of any such refund will be calculated based upon when during the term of the GSK Agreement that termination occurs.  However, there are no instances where the deferred revenue would be amortized below the amount that could be potentially refundable pursuant to the terms of the GSK Agreement.  Further, should GSK exercise its discretionary termination rights, there are no provisions in the GSK Agreement that would require us to refund payments received relating to our performance of initial discovery activities under the GSK Agreement.

N.V. Organon

In February 2007, we entered into a collaboration and license agreement (the Organon Agreement) with N.V. Organon (Organon), providing for the formation of a new alliance to discover, develop and commercialize therapeutic products across a broad range of therapeutic indications. The new alliance builds on the companies’ past collaborations, including the collaboration that we and Organon entered into in 2002 and were performing under prior to the execution of the Organon Agreement (the 2002 Collaboration).

Under the Organon Agreement, we received an up-front payment of $15 million in March 2007 and may receive up to an additional $20 million in research funding over the five-year term of the research portion of the alliance.  The Organon Agreement also provides that we waive our rights to receive further compensation (e.g. future milestone and royalty payments) with respect to programs resulting from lead series identified by us and delivered to Organon under the 2002 Collaboration and certain other programs from earlier agreements.

Under the Organon Agreement, we will work collaboratively with Organon to generate development compounds addressing targets of mutual interest selected by Organon by taking advantage of the complementary skills and expertise of each company. The goal is to produce compounds ready to enter development, which will be primarily handled by Organon. The Organon Agreement provides us the option to purchase the right to co-develop and co-commercialize therapeutic candidates discovered through the alliance.

For therapeutic candidates we do not elect to co-develop and co-commercialize, Organon will retain exclusive development and commercialization rights, and we will receive milestone payments as a result of Organon’s successful advancement, if any, of each candidate through clinical development, and up to double-digit royalties based on commercialization of any resulting pharmaceutical products.

We and Organon each have the right to terminate the Organon Agreement under certain specified circumstances at any time during the term of the Organon Agreement. In addition, we and Organon each have the right to terminate the Organon Agreement under other circumstances that are customary in these types of agreements. Each party has the right, upon six months prior written notice provided to the other party at any time beginning two and one-half years after February 8, 2007, to terminate the research portion of the alliance and/or the Organon Agreement. Such a termination of the research portion of the alliance by Organon would not apply to Organon’s obligations with respect to any program developed by the alliance that Organon is advancing or to therapeutic candidates with respect to which we have previously exercised our option to purchase the right to co-develop and co-commercialize. Should Organon exercise its discretionary termination rights, there are no provisions in the Organon Agreement that would require us to refund payments received under the Organon Agreement. If we exercise our discretionary termination right, under certain circumstances, we could be subject to a termination fee of $5.0 million. Whether or not we are subject to the termination fee is based upon when during the term of the Organon Agreement we exercise our discretionary termination right. There will, however, be no instances where the deferred revenue associated with the Organon Agreement would be amortized below $5.0 million until such time as we are no longer subject to the termination fee.

During the year ended December 31, 2006, we earned approximately $5.5 million, or 32% of our revenue, of which $3.5 million was full-time employee (FTE) funding and $2.0 million was milestones and success fees, under the 2002 Collaboration. Payments received pursuant to our Organon collaborations since inception in 1996 have totaled approximately $54.7 million, of which approximately $8.3 million represents investments in our equity securities and approximately $7.3 million is milestone and success fee payments.

Wyeth

In December 2006, we entered into a research and license agreement (the Wyeth Agreement) with Wyeth, acting through its Wyeth Pharmaceuticals Division, providing for the formation of a new alliance based on our JAK3 kinase inhibitor program.  The alliance’s goal is to research, develop and commercialize therapeutic products for the treatment of certain immunological conditions in humans.

The companies each have certain exclusive rights to develop and commercialize products resulting from the JAK3 program and the alliance.  We retain the right to develop and commercialize therapeutic products for the treatment of dermatological and ocular diseases for topical administration, and Wyeth has the right to develop therapeutic products for all other indications and routes of delivery.  Under the terms of the Wyeth Agreement, in addition to an up-front $5.0 million cash payment that we received in January 2007, we may also receive, over the next three years, up to $9 million in research funding.  In addition, we may receive up to $175 million for Wyeth’s achievement of development, regulatory and commercialization milestones, as well as double-digit royalties on the net sales of any products commercialized by Wyeth under the alliance. Each company is responsible for all development, regulatory, manufacturing and commercialization activities for the products it develops and commercializes in its field.

We and Wyeth each have the right to terminate the Wyeth Agreement under certain specified circumstances at any time during the term of the Wyeth Agreement. In addition, Wyeth has the right, upon six months’ prior written notice provided to us at any time after December 22, 2007, to terminate the research collaboration and/or the Wyeth Agreement in its entirety or in part. Such termination right would not apply to Wyeth’s obligations with respect to any program developed by the collaboration and licensed by Wyeth. No termination will require us to refund to Wyeth any or all of the above cash payments.

Bristol-Myers Squibb

In March 2006, we entered into an exclusive licensing agreement with BMS providing us worldwide development and commercialization rights to certain compounds discovered by BMS that possess dual angiotensin (AT1) and endothelin (ETA) receptor antagonist (DARA) activity. Under the agreement, we acquired exclusive rights to lead and backup DARA development candidates under the BMS patents claiming these compounds. During 2006 we conducted preclinical development studies with PS433540, a compound from the DARA program, and in December 2006 we submitted an IND application with the FDA. In February 2007, we initiated a Phase 1 clinical trial. We will pay BMS milestone payments upon the achievement of successive clinical and regulatory events in the United States and certain other jurisdictions, and royalties on sales of products, if any, resulting from the DARA program. In connection with the initiation of Phase 1 clinical trials of PS433540, we are required to pay BMS $1.0 million.

Under the terms of the agreement, in lieu of an up-front cash payment, we are providing BMS a set of compound libraries, over a period of approximately three years following the execution of the agreement. In the event we fail to deliver the aforementioned libraries to BMS, we would be required to make cash payments to BMS on a pro rata basis of up to $2.0 million.

Schering-Plough

Our collaborations with Schering-Plough were extended through early April 2007, and we expect to receive funding and to record revenue from these collaborations through that time, at which time we expect our research activities under the collaborations to cease.  The planned cessation of our research activities will have no impact on other areas of the collaborations, including the ongoing Phase 2 and Phase 1 clinical trials and multiple preclinical programs. We will continue to be entitled to payments resulting from the successful achievement by Schering-Plough, if any, of preclinical and clinical milestones as well as royalty payments from sales, if any, of products resulting from compounds already delivered by us and accepted by Schering-Plough under the collaborations.

During the year ended December 31, 2006, we earned approximately $6.6 million, or 39% of our revenue, of which $4.6 million was FTE funding and $2.0 million was milestone payments, under our research collaboration agreements with Schering-Plough.  Payments under our Schering-Plough collaborations since inception in 1995 have totaled approximately $126.2 million, of which approximately $22.3 million represents investments in our equity securities and milestone payments.

Other Relationships

We have also entered into research collaboration agreements with numerous other companies.  Several of these collaborations, in which we have completed our research activities, may yield us milestone and royalty revenues.  We believe the termination of any one of these other active agreements would not have a material adverse effect on us.

Competition

The pharmaceutical industry is characterized by intense competition. Many companies, research institutions and universities are conducting research and development activities in a number of areas similar to our fields of interest. Many of our competitors have substantially greater financial, research and development, manufacturing, marketing and human resources and greater experience in product discovery, development, clinical trial management, FDA regulatory review, manufacturing and marketing than we do. We also may face competition from companies using different or advanced techniques that could render our products obsolete.

We intend to evaluate in-licensing or other opportunities to acquire products in development. We will face intense competition in acquiring products to expand our product portfolio. Many of the companies and institutions that we will compete with in acquiring products to expand our product portfolio have substantially greater capital resources, research and development staffs and facilities than we have.

Employees

As of December 31, 2006, we had 150 full-time employees, including approximately 59 chemists and 42 biologists, of whom 55 have doctorate level degrees. None of our employees is covered by collective bargaining agreements. Our employees are at-will employees, which means that each of them can terminate their relationship with us and we can terminate our relationship with them at any time. We believe our relations with our employees are good.

Intellectual Property

As of March 1, 2007, we had 109 issued patents in the United States and approximately 129 granted foreign patents relating to various aspects of our intellectual property, including compounds related to our internal or collaborative programs, compound libraries, our molecular tag sets and certain screening technologies.  We either own these patents ourselves or with collaborators or rights under them are licensed to us.  Of particular note, we are the exclusive licensee of U.S. patents issued on October 15, 1996, February 24, 1998 and August 4, 1998, which provide broad protection to our use of encoded combinatorial libraries and which expire in 2013. We refer you to “Our Core Technology and Drug Discovery Platform—ECLiPS Technology” above.

Our success will depend in large part on our ability, and the ability of our licensees and licensors, to obtain patents for our technologies and the compounds and other products, if any, resulting from the application of such technologies, defend patents once obtained, maintain trade secrets and operate without infringing upon the proprietary rights of others, both in the U.S. and in foreign countries.

Government Regulation

Generally, in order to gain approval from the FDA, a company must conduct preclinical studies in the laboratory and in animal models to gain preliminary information on a compound’s efficacy and to identify any safety problems. The results of these studies are submitted as a part of an IND that the FDA must review prior to the commencement of clinical trials of an investigational drug. The clinical trials are conducted to determine if safety and efficacy results are adequate to obtain FDA approval of any such products. Clinical trials are normally done in three sequential phases (Phase 1, Phase 2 and Phase 3) that may overlap and generally take two to five years, but may take longer, to complete. After completion of clinical trials of a new product, FDA and foreign regulatory authority marketing approval must be obtained. If the product is classified as a new drug, we, or our collaborators, will be required to submit an NDA and receive approval before commercial marketing of the drug. Even if FDA regulatory clearances are obtained, a marketed product is subject to continual review, and later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions. For marketing outside the United States, we will also be subject to foreign regulatory requirements governing human clinical trials and marketing approval for pharmaceutical products. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country. Further, our research and development processes involve the controlled use of hazardous materials. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although we believe that our activities currently comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated.

In addition, we are subject to the U.S. Foreign Corrupt Practices Act, which prohibits corporations and individuals from engaging in certain activities to obtain or retain business or to influence a person working in an official capacity. It is illegal to pay, offer to pay or authorize the payment of anything of value to any foreign government official, government staff member, political party or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in an official capacity. Our present and future business has and will continue to be subject to various other laws, rules and/or regulations applicable to us as a result of our international sales.

The mailing address of our principal executive offices is P.O. Box 5350, Princeton, NJ 08543-5350, and our telephone number is (609) 452-3600.

The Offering

Common stock to be outstanding after this offering	22,804,113 shares

Common stock issuable upon the exercise of Warrants being offered by Pharmacopeia	1,449,696 shares

Use of proceeds	See “Use of Proceeds” in this prospectus supplement.

Nasdaq Global Market symbol	“PCOP”

Unless otherwise stated, all information contained in this prospectus supplement assumes no exercise of warrants or options, other than the Warrants.

The number of shares of our common stock to be outstanding immediately after the closing of this offering is based on 21,354,417 shares of our common stock outstanding as of March 12, 2007, and does not include:

•                  176,367 shares of common stock issuable upon exercise of warrants outstanding as of  March 12, 2007 at a weighted average exercise price of $5.67 per share;

•                  4,070,961 shares of common stock issuable upon exercise of options outstanding as of March 12, 2007 at a weighted average exercise price of $6.48 per share; and

•                  503,580 shares of common stock issuable upon exercise of stock options not outstanding, but reserved for issuance as of March 12, 2007.

Summary Financial Information

The following table presents our summary financial data. We have not generated any product sales revenues and have not achieved profitable operations, and we expect to continue to incur substantial losses in future periods. You should read this information together with our financial statements and the notes to those statements incorporated by reference in the accompanying prospectus.

We were incorporated in February 2002 as a wholly-owned subsidiary of Accelrys, Inc. (Accelrys), formerly Pharmacopeia, Inc. On December 18, 2003, Accelrys announced its plans to spin off 100 percent of our shares in a pro rata tax-free distribution to its stockholders, subject to the satisfaction of certain conditions. On April 30, 2004, Accelrys completed the spin off of us into an independent, separately traded and publicly held company through the distribution to its stockholders of a dividend of one share of our common stock for every two shares of Accelrys common stock held.

	Years ended December 31,
	2006	2005	2004	2003	2002

Statement of Operations Data:
Net revenue	$16,936	$20,403	$24,359	$29,503	$29,304
Collaborative research and development expense	13,551	17,734	20,689	22,157	19,080
Proprietary research and development expense	23,524	10,965	5,955	3,951	6,848
Sales, general and administrative expense	9,848	10,196	9,859	6,003	5,504
Restructuring and other charges	(88)	—	5,947	—	—
Interest and other income, net	(1,568)	(1,120)	(561)	(19)	(21)
Decrease in warrant liability	(89)	—	—	—	—
(Benefit) provision for income taxes	(478)	(234)	(110)	259	35
Net loss	(27,764)	(17,138)	(17,420)	(2,848)	(2,142)
Net loss per share:
- Basic and diluted	(1.69)	(1.27)	(1.43)	(0.23)	(0.18)

	As of December 31,
	2006	2005	2004	2003	2002

Balance Sheet Data:
Cash, cash equivalents and marketable securities	$46,140	$30,366	$40,885	$524	$6,737
Total assets	66,127	46,019	57,005	11,052	13,194
Current liabilities	18,750	8,862	10,251	6,420	8,444
Deferred compensation plan, long-term deferred revenue and other long-term liabilities	16,946	1,904	3,046	325	325
Total stockholders’ equity	30,431	35,253	43,708	4,307	4,425
Cash dividends declared per common share	—	—	—	—	—

Risk Factors

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus supplement, the accompanying prospectus or incorporated by reference into this prospectus supplement and the accompanying prospectus, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

Forward-Looking Statements

This prospectus supplement and the accompanying prospectus, including the documents that we incorporate by reference, contain forward-looking statements regarding us and our business, financial condition, results of operations and prospects within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact.  These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.  These forward-looking statements include statements about the following:

•                  our plans to develop PS433540, a compound from our DARA program;

•                  our Phase 1 clinical studies and proposed Phase 2 clinical studies with respect to PS433540, including timing and expected outcomes of such studies;

•                  our estimates of the market opportunity for our product candidates, including PS433540;

•                  our ability to successfully perform under our collaborations with Cephalon, GlaxoSmithKline, Organon and Wyeth;

•                  our ability to build our pipeline of novel drug candidates through our own internally-funded drug discovery and development programs, third party collaborations and in-licensing;

•                  our ability to raise additional capital;

•                  our expectations concerning the development priorities of our collaborators, their ability to successfully develop compounds and our receipt of milestones and royalties;

•                  our anticipated operating results, financial condition, liquidity and capital resources;

•                  our expectations concerning the legal protections afforded by U.S. and international patent laws;

•                  our ability to pursue the development of new compounds and other business matters without infringing the patent rights of others;

•                  our ability to acquire or invest in complementary businesses or technologies; and

•                  additional competition and changes in economic conditions.

In some cases, you can identify forward-looking statements by terminology, such as  “goals,” or “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or the negative of such terms or other similar expressions.  You are urged not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors.  Factors that could cause or contribute to differences in results and outcomes from those in our forward-looking statements include, without limitation, those discussed elsewhere in this prospectus supplement and the accompanying prospectus, as well as those discussed in the documents incorporated herein by reference.

We urge you to carefully read and consider the disclosures found in this prospectus supplement and the accompanying prospectus, including the documents incorporated herein by reference, all of which are available in the SEC EDGAR database at www.sec.gov. We undertake no obligation to (and expressly disclaim any such obligation to) revise or update the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events or otherwise.

Use of Proceeds

We may receive up to $7,451,437 from the exercise of the Warrants to acquire the shares of our common stock that are being registered.  If none of the Warrants is exercised, then we will not receive any proceeds from this offering.

We intend to use the proceeds from the offering for general corporate purposes, which may include expenditures related to our development and discovery programs and increasing our working capital.

We have not identified the amounts we plan to spend on each of these areas or the timing of such expenditures, and we will have significant discretion in the use of any proceeds. The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the amount of the proceeds from this offering and progress with our development programs. Expenditures will also depend upon the costs associated with our clinical, preclinical and discovery activities, the costs associated with our collaborative arrangements, the availability of additional financing and other factors. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities.

Until we use the proceeds of the offering, if any, we will invest the funds in short-term, investment grade, interest-bearing securities.

Price Range of Common Stock and Dividend Policy

Our common stock began trading on the NASDAQ Global Market on May 3, 2004, the first full trading day following our spin off from Accelrys, Inc., our former parent.  Our common stock trades under the ticker symbol “PCOP”.  The following table sets forth for the periods indicated the range of high and low sale prices of the Common Stock.

	High	Low
2006
First Quarter	$6.06	$3.39
Second Quarter	6.51	3.56
Third Quarter	4.91	3.61
Fourth Quarter	4.57	3.71

2005
First Quarter	$6.06	$4.72
Second Quarter	5.45	4.00
Third Quarter	4.15	3.46
Fourth Quarter	4.08	3.03

As of March 12, 2007, there were 402 holders of record of our Common Stock.

We have never paid any cash dividends on our capital stock. We anticipate that we will retain earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future.

Capitalization

The following table shows our capitalization on December 31, 2006.

	December 31, 2006
	Actual		As Adjusted
	(in thousands, except share and per share data)
Current liabilities:
Accounts payable	$2,491		$2,491
Accrued liabilities	3,346		3,346
Deferred revenue, current portion	8,535	(1)	8,535
Warrant liability	4,378	(2)	4,378
Total current liabilities	18,750		18,750

Long-term liabilities:
Deferred compensation plan	2,022	(3)	2,022
Deferred Revenue, long-term	13,813	(1)	13,813
Other liabilities, long-term	1,111	(4)	1,111

Commitments and contingencies	—		—

Stockholders’ equity:
Preferred stock, par value $0.01; 2,500,000 shares authorized; none issued and outstanding	—		—
Common stock, par value $0.01; 50,000,000 shares authorized; 21,268,447 shares outstanding, actual and 22,718,143 shares outstanding, as adjusted (5)	213		228
Additional paid-in capital	81,362		88,798
Accumulated deficit	(51,137)		(51,137)
Accumulated other comprehensive loss	(7)		(7)
Total stockholders’ equity	30,431		37,882
Total capitalization	$66,127		$73,578

(1) Amount represents funding received under the terms of Pharmacopeia’s various collaboration agreements in advance of Pharmacopeia’s performing its research and development activities. Deferred Revenue, current portion represents revenue to be recognized relating to services that are to be performed through December 31, 2007. Deferred Revenue, long-term represents amounts expected to be recognized as revenue relating to services to be performed by us subsequent to December 31, 2007.

(2) Amount represents liability associated with the issuance of the Warrants. Pharmacopeia accounts for its warrants under Emerging Issue Task Force No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock” (EITF 00-19). Under EITF 00-19, because the Warrants were issued as part of a public offering and include a net cash settlement feature, the Warrants do not qualify as permanent equity and as such, the fair value of the Warrants must be accounted for as a liability. The fair value of the Warrants was determined using the Black-Scholes option-pricing model and will be remeasured at each reporting date until they are exercised or have expired, with the changes in fair value being recorded as income or expense.

(3) Amount represents liability associated with Pharmacopeia’s deferred compensation plan for certain officers and members of the Board of Directors. This plan was assumed from Pharmacopeia’s former parent upon Pharmacopeia’s spin-off, effective April 30, 2004. The assets of the plan are held by a rabbi trust designated by Pharmacopeia. Effective December 31, 2004, the plan was frozen and no further contributions may be made into the plan.

(4) Amount represents the long-term portion of services to be performed by us in connection with our License Agreement with Bristol Myers Squib. The current portion of the liability, approximately $889 thousand as of December 31, 2006, is recorded in Accrued Liabilities.

(5) Number of shares outstanding, as adjusted assumes no exercise of warrants or options to purchase common stock, other than exercise of the Warrants.

Dilution

Our net tangible book value on December 31, 2006 was approximately $30,431,000, or $1.43 per share. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares outstanding.

After giving effect to adjustments relating to the offering, our pro forma net tangible book value on December 31, 2006 would have been approximately $37,882,000 or $1.67per share. The adjustments made to determine pro forma net tangible book value per share are the following:

An increase in total assets to reflect the net proceeds of the offering as described under “Use of Proceeds.”

•      The addition of the number of shares of common stock offered by this prospectus supplement to the number of shares of common stock outstanding reflects exercise of the Warrants.

The following table illustrates the pro forma increase in net tangible book value of $0.24 per share and the dilution (the difference between the offering price per share and net tangible book value per share) to new investors:

Assumed public offering price per share	$5.14
Net tangible book value per share as of December 31, 2006	$1.43
Increase in net tangible book value per share attributable to the offering	$0.24
Pro forma net tangible book value per share as of December 31, 2006 after giving effect to the offering	$1.67
Dilution per share to new investors in the offering	$3.47

Legal Matters

Certain legal matters relating to the shares of common stock offered hereby will be passed upon for Pharmacopeia by Dechert LLP, Philadelphia, Pennsylvania.

$35,000,000

Common Stock
Preferred Stock
Debt Securities
Warrants
Units

We may offer and sell, from time to time in one or more offerings, any combination of common stock, preferred stock, warrants, debt securities or units having an aggregate initial offering price not exceeding $35,000,000. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement.

We will provide specific terms of the offerings of our securities in supplements to this prospectus.  The prospectus supplement may also add, update or change information in this prospectus.  You should read this prospectus and any prospectus supplement, as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus, carefully before you invest.

This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement.

Our common stock is traded on the Nasdaq National Market under the symbol “PCOP.”  Each prospectus supplement will contain information, where applicable, as to any listing on the Nasdaq National Market or any other securities exchange covered by the prospectus supplement.

The mailing address of our principal executive offices is P.O. Box 5350, Princeton, NJ 08543-5350, and our telephone number is (609) 452-3600.

Investing in our securities involves various risks.  See the section entitled “Risk Factors” on page 3 for more information on these risks.  Additional risks associated with an investment with us as well as in our securities will be described in the related prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is June 19, 2006.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may offer from time to time securities having an aggregate initial offering price of $35,000,000. Each time we offer securities, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under the caption “Where You Can Find More Information.”

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or our securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under the caption “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

We may sell securities through underwriters or dealers, through agents, directly to purchasers or through a combination of these methods. We and our agents reserve the sole right to accept or reject, in whole or in part, any proposed purchase of securities. The prospectus supplement, which we will provide to you each time we offer securities, will set forth the names of any underwriters, agents or others involved in the sale of securities and any applicable fee, commission or discount arrangements with them. See the information described below the caption “Plan of Distribution.”

OUR BUSINESS

We are a biopharmaceutical company committed to creating and delivering novel therapeutics to address significant medical needs.  Using proprietary technologies and processes, we seek to identify, optimize and develop novel drug candidates through our own internally-funded drug discovery programs and in collaborations with major pharmaceutical and biotechnology companies.  Our collaborative research efforts have resulted in a portfolio of three partnered programs (comprised of four compounds) that have been advanced into human clinical trials, with eight additional programs in preclinical development.  We have one internal program in preclinical development and four internal programs in advanced discovery in addition to multiple partnered programs in various stages of discovery.  Our most advanced internal program focuses on dual angiotensin (AT1) and endothelin (ETA) receptor antagonists (DARA) for cardiovascular disease.  We focus the majority of our internally-funded drug discovery programs on immunobiology and immunological diseases such as rheumatoid arthritis, psoriasis and other inflammatory diseases.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 filed under the Securities Act.  As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement.  You will find additional information about us in the registration statement.  Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read, without charge, and copy the documents we file at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, NE, Room 1580, Washington, DC 20549, or in New York, New York and Chicago, Illinois.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  Our SEC filings are also available to the public at no cost from the SEC’s website at http://www.sec.gov.

We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•                                          our Annual Report on Form 10-K for the year ended December 31, 2005;

•                                          our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

•                                          our Current Reports on Form 8-K filed on January 11, January 17, February 22, February 23, February 27, March 30, March 31, April 3, April 5, April 11, April 12, April 18, May 4, May 11, May 23, and May 31, 2006;

•                                          our amended Current Report on Form 8-K filed on April 11, 2006; and

•                                          the description of our capital stock contained in our Form 10 registration statement filed with the SEC on April 9, 2004, including any amendments or reports filed for the purpose of updating such description.

The reports and other documents that we file after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act will update, supplement and supersede the information in this prospectus.  You may request and obtain a copy of any of the filings incorporated herein by reference, at no cost, by writing or telephoning us at the following address or phone number:

Pharmacopeia Drug Discovery, Inc.

P.O. Box 5350

Princeton, New Jersey 08543-5350

Attn.: Corporate Secretary

Tel: (609) 452-3600

www.pharmacopeia.com

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act.  Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as  “expects,” “anticipates,” “intends,” “estimates,” “plans,” “expects,” “believes,” “seeks,” or the negative of such terms or other similar expressions.  Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them.  Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

Because the risk factors referred to above, as well as the risk factors referred to on page 3 of this prospectus and incorporated herein by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements.  Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.  New factors emerge from time to time, and it is not possible for us to predict which factors will arise.  In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•                                          shares of our common stock;

•                                          shares of our preferred stock;

•                                          debt securities, in one or more series;

•                                          warrants to purchase any of the securities listed above; and/or

•                                          units consisting of one or more of the foregoing.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

General

The following description of common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. For the complete terms of our common stock and preferred stock, please refer to our amended and restated certificate of incorporation, as amended from time to time, any certificates of designation for our preferred stock, and our amended and restated bylaws, as amended from time to time. The Delaware General Corporation Law may also affect the terms of these securities. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any series of these securities in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any common stock or preferred stock we offer under that prospectus supplement may differ from the terms we describe below.

Our authorized capital stock consists of 50,000,000 shares of common stock, $0.01 par value, and 2,500,000 shares of  preferred stock, $0.01 par value, of which 5,000 shares are designated as Series A Junior Participating Preferred Stock.

Common Stock

As of May 26, 2006, there were 15,280,761 shares of our common stock outstanding.  The holders of our common stock are entitled to such dividends as our board of directors may declare from legally available funds. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders. Our amended and restated certificate of incorporation and our amended and restated bylaws do not provide for cumulative voting. No holder of our common stock will have any preemptive right to subscribe for any shares of capital stock issued in the future under the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws.  Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to receive all of our remaining assets available for distribution to the stockholders, subject to prior distribution rights of our preferred stock, if any.

Our common stock is quoted on the Nasdaq National Market under the symbol “PCOP.” The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219-5498.

Preferred Stock

As of May 26, 2006,  no shares of our preferred stock were outstanding. Our amended and restated certificate of incorporation provides that our board of directors may by resolution establish one or more classes or series of preferred stock having the number of shares and relative voting rights, designation, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further stockholder approval. Once designated by our board of directors, each series of preferred stock will have specific financial and other terms that will be described in a prospectus supplement. The description of the preferred stock that is set forth in any prospectus supplement is not complete without reference to the documents that govern the preferred stock. These include our amended and restated certificate of incorporation and any certificates of designation that the board of directors may adopt.  Prior to the issuance of shares of each series of preferred stock, the board of directors is required by the Delaware General Corporation Law and the amended and restated certificate of incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following:

(a)           the number of shares constituting that series and the distinctive designation of that series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;

(b)           the dividend rate and the times of payment of dividends on the shares of that series, whether dividends shall be cumulative, and, if so, from which date;

(c)           whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d)           whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

(e)           whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption;

(f)            whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g)           whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect;

(h)           the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series; and

(i)            any other relative rights, preferences and limitations of that series.

All shares of preferred stock offered hereby will, when issued, be fully paid and nonassessable, including shares of preferred stock issued upon the exercise of preferred stock warrants or subscription rights, if any.

Stockholder Rights Plan. Our board of directors adopted a stockholder rights plan (the “rights plan”) in April 2004. Under the rights plan, preferred stock purchase rights (each, a “right”) were distributed as a dividend at the rate of one right for each share of common stock outstanding as of the close of business on April 6, 2004 and automatically attach to shares issued thereafter. Each right entitles the holder to purchase one ten-thousandth of a share of our Series A Junior Participating Preferred Stock at an exercise price of $75.00 per right. In general, the rights will be exercisable if a person or group (“Acquiring Person”) becomes the beneficial owner of 15% or more of our outstanding common stock or announces a tender offer for 15% or more of our common stock. When the rights become exercisable, a holder, other than the Acquiring Person, will have the right to receive upon exercise common stock having a value equal to two times the exercise price of the right. Our board of directors will in general be entitled to redeem the rights for $0.0001 per right at any time prior to the occurrence of the stock acquisition events described above. If not redeemed, the rights will expire on April 5, 2014.

Options/Warrants

As of May 26, 2006, there were approximately 4,291,000 shares of common stock reserved underlying stock options granted under our equity compensation plans and approximately 5,000 shares of restricted stock granted under those plans, and there were approximately 952,000 shares available for future grants under our 2004 Stock Incentive Plan.  Additionally, we have reserved approximately 176,000 shares of common stock for issuance upon exercise of outstanding warrants.

Anti-takeover provisions

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which regulates acquisitions of Delaware corporations. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person becomes an interested stockholder, unless:

•                                          prior to such time our board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder;

•                                          upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

•                                          on or subsequent to such time the business combination with the interested stockholder is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the person.

Section 203 defines a “business combination” to include:

•                                          any merger or consolidation involving the corporation and the interested stockholder;

•                                          any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•                                          in general, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•                                          the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided  by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person who, together with the person’s affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.

Board of Directors

Our amended and restated certificate of incorporation provides that our board of directors be divided into three classes of directors. One class has been created for a term expiring at the annual meeting of stockholders to be held in 2007. The second class has been created for a term expiring at the annual meeting of stockholders to be held in 2008. The third class has been created for a term expiring at the annual meeting of stockholders to be held in 2009.

Each director is to hold office until his or her successor is duly elected and qualified. Directors elected to succeed directors whose terms then expire will be elected for a term that will expire at the third succeeding annual meeting of stockholders after their election. Directors may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors, voting together as a single class.

The number of directors comprising our board of directors will be from five to ten directors as provided from time to time exclusively by our board of directors. Subject to the rights of the holders of any class or classes of stock or series thereof entitled to elect one or more directors, which may be granted in the future, our amended and restated bylaws provide that in the case of any vacancies among the directors such vacancy will be filled with a candidate approved by the vote of a majority of the remaining directors, even if less than a quorum (and not by stockholders).

The classification of our board of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. At any meeting of our board of directors, a majority of the authorized number of directors then in office will constitute a quorum for the transaction of business.

Stockholder Rights Plan

The rights distributed under the rights plan have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us pursuant to an offer that is not approved by the board of directors, unless the rights have been redeemed. However, the rights should not interfere with any tender offer or merger approved by the board of directors because the board may redeem the rights or approve an offer at any time prior to such time as any person becomes the beneficial owner of 15% or more of our outstanding common stock.

Preferred Stock

The issuance of our preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by our stockholders and may adversely affect voting and other rights of holders of our common stock. In addition, issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of our voting stock.

Indemnification

There are, in our amended and restated certificate of incorporation and amended and restated bylaws, provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware General Corporation Law and (ii) indemnify our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. Our amended and restated certificate of incorporation also permits the indemnification of persons other than directors and officers in certain situations.

Amended and Restated Bylaws

Our amended and restated bylaws include provisions that restrict the ability of the stockholders to remove directors, take action without a meeting and call special meetings. Our amended and restated bylaws also contain advance notice procedures regarding any proposal of stockholder business to be discussed at a stockholders meeting.  Our amended and restated bylaws are subject to adoption, amendment, alteration, repeal, or rescission either by our board of directors by a vote of a majority of all directors in office, without the assent or vote of our stockholders, or by the affirmative vote of the holders of a majority of the outstanding shares of voting securities.

Written Consent of Stockholders

Stockholders cannot act by written consent and any action required or permitted to be taken by our stockholders must be taken at an annual or special meeting. Our amended and restated certificate of incorporation provides that special meetings of the stockholders may only be called by the chairman of the board of directors or by a majority of the board of directors and may not be called by the holders of our common stock.

Advance Notice Procedure for Director Nominations and Stockholder Proposals

Our amended and restated bylaws provide that a stockholder may nominate one or more persons for election as directors at a meeting only if written notice of the stockholder’s nomination has been given, either by personal delivery or certified mail, to our corporate secretary not less than 120 days nor more than 150 days before the first anniversary of the date of our proxy statement in connection with our last annual meeting of stockholders. Each notice must contain:

•                                          the name, age, business address and, if known, residential address of each nominee;

•                                          the principal occupation or employment of each nominee;

•                                          the class, series and number of our shares beneficially owned by each nominee;

•                                          any other information relating to each nominee required by the Securities and Exchange Commission’s proxy rules; and

•                                          the written consent of each nominee to be named in our proxy statement and to serve as director if elected.

Our corporate secretary will deliver all notices to the Corporate Governance Committee of our board of directors for review.

For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice of the proposed business in writing to our corporate secretary. To be timely, a stockholder’s notice must be given, either by personal delivery or by certified mail, to our corporate secretary not less than 120 days nor more than 150 days before the first anniversary of the date of our proxy statement in connection with our last annual meeting of stockholders. Each notice must contain:

•                                          a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting;

•                                          the name and address of the stockholder proposing the business as they appear on our stock transfer books;

•                                          a representation that the stockholder is a stockholder of record and intends to appear in person or by proxy at the annual meeting to bring the business proposed in the notice before the meeting;

•                                          the class, series and number of our shares beneficially owned by the stockholder; and

•                                          any material interest of the stockholder in the business.

Business brought before an annual meeting without complying with these provisions will not be transacted.  Although our amended and restated bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our amended and restated bylaws may have the effect of precluding the consideration of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

We have entered into indemnity agreements with each of our directors and executive officers. Pursuant to these agreements, we have agreed to indemnify each of our directors and executive officers to the fullest extent permitted by applicable law, our amended and restated certificate of incorporation and our amended and restated bylaws, subject to certain exceptions.  In addition, as permitted under our amended and restated bylaws, we have purchased and we maintain directors’ and officers’ liability insurance policies to insure our officers and directors against certain liabilities.

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. The senior debt securities will be issued under a senior indenture between us and the senior trustee named in the applicable prospectus supplement and the subordinated debt securities will be issued under a subordinated indenture between us and the subordinated trustee named in the applicable prospectus supplement. This prospectus sometimes refers to the senior indenture and the subordinated indenture collectively as the “Indentures.”

The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures (and any amendments or supplements we may enter into from time to time which are permitted under each Indenture) and the debt securities, including the definitions therein of certain terms.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of the Company. The senior debt securities will rank equally with any of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness.

The Indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•                                          the title of debt securities and whether they are subordinated debt securities or senior debt securities;

•                                          any limit on the aggregate principal amount of the debt securities;

•                                          the ability to issue additional debt securities of the same series;

•                                          the price or prices at which we will sell the debt securities;

•                                          the maturity date or dates of the debt securities;

•                                          the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate  or rates, if any;

•                                          the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•                                          the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

•                                          whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

•                                          the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•                                          the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the Indenture;

•                                          if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

•                                          our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•                                          the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

•                                          the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

•                                          the currency, currencies or currency unit in which we will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars;

•                                          provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•                                          any deletions from, modifications of or additions to the Events of Default or our covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the applicable Indenture;

•                                          any limitation on our ability to incur debt, redeem stock, sell our assets or other restrictions;

•                                          the application, if any, of the terms of the Indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

•                                          whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

•                                          the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock, preferred stock or other securities or property;

•                                          whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

•                                          any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an Event of Default;

•                                          the depositary for global or certificated debt securities;

•                                          any special tax implications of the debt securities;

•                                          any trustees, authenticating or paying agents, transfer agents or registrars, or other agents with respect to the debt securities;

•                                          any other terms of the debt securities not inconsistent with the provisions of the Indentures, as amended or supplemented;

•                                          to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered, on the record date for such interest, the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable Indenture;

•                                          if the principal of or any premium or interest on any debt securities of the series is to be payable in one or more currencies or currency units other than as stated, the currency, currencies or currency units in which it shall be paid and the periods within and terms and conditions upon which such election is to be made and the amounts payable (or the manner in which such amount shall be determined);

•                                          the portion of the principal amount of any securities of the series which shall be payable upon declaration of acceleration of the maturity of the debt securities pursuant to the applicable Indenture if other than the entire principal amount; and

•                                          if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined).

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to any existing Senior Indebtedness. Under the subordinated indenture, “Senior Indebtedness” may mean all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the subordinated indenture, or thereafter incurred or created:

•                                          the principal of (and premium, if any) and interest due on our indebtedness for borrowed money and indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by us;

•                                          all of our capital lease obligations;

•                                          any of our obligations as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

•                                          all of our obligations for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•                                          all of our obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•                                          all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

•                                          all obligations of the types referred to above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us).

However, Senior Indebtedness will not include:

•                                          any indebtedness which expressly provides that such indebtedness shall not be senior in right of payment to the subordinated debt securities, or that such indebtedness shall be subordinated to any other of our indebtedness, unless such indebtedness expressly provides that such indebtedness shall be senior in right of payment to the subordinated debt securities;

•                                          any of our indebtedness in respect of the subordinated debt securities;

•                                          any indebtedness or liability for compensation to employees, for goods or materials purchased in the ordinary course of business or for services;

•                                          any of our indebtedness to any subsidiary; and

•                                          any liability for federal, state, local or other taxes owed or owing by us.

Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

Unless otherwise noted in the prospectus supplement, if we default in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration, subject to any security interest, will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

If any of the following events occurs, we will pay in full all Senior Indebtedness before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

•                                          any dissolution or winding-up or liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

•                                          any general assignment by us for the benefit of creditors; or

•                                          any other marshalling of our assets or liabilities.

In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the subordinated indenture and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.

The subordinated indenture will not limit the issuance of additional Senior Indebtedness.

Consolidation, Merger, Sale of Assets and Other Transactions

Unless an accompanying prospectus supplement states otherwise, we may not merge with or into or consolidate with another corporation or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to, any other corporation other than a direct or indirect wholly-owned subsidiary of ours, and no corporation may merge with or into or consolidate with us or, except for any direct or indirect wholly-owned subsidiary of ours, sell, assign, transfer, lease or convey all or substantially all of its properties and assets to us, unless:

•                                          we are the surviving corporation or the corporation formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than us, has expressly assumed by supplemental indenture all of our obligations under the Indentures;

•                                          immediately after giving effect to such transaction, no default or Event of Default has occurred and is continuing; and we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the supplemental indenture complies with the applicable Indenture.

Events of Default, Notice and Waiver

Unless an accompanying prospectus supplement states otherwise, the following shall constitute “Events of Default” under the Indentures with respect to each series of debt securities:

•                                          our failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;

•                                          our failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

•                                          our failure to observe or perform any other of its covenants or agreements with respect to such debt securities for 90 days after we receive notice of such failure;

•                                          certain events of bankruptcy, insolvency or reorganization of the Company; or

•                                          any other Event of Default provided with respect to securities of that series.

If an Event of Default with respect to any debt securities of any series outstanding under either of the Indentures shall occur and be continuing, the trustee under such Indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable Indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an

Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

Any past default under either Indenture with respect to debt securities of any series, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such Indenture, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

The trustee is required within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default.

The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the Indentures at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that such direction shall not be in conflict with any rule of law or with the applicable Indenture and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

No holder of a debt security of any series may institute any action against us under either of the Indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (i) the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to the debt securities of such series specifying an Event of Default, as required under the applicable Indenture; (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such Indenture shall have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; (iii) the trustee shall not have instituted such action within 60 days of such request and (iv) no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the debt securities of that series.

We are required to furnish annually to the trustee statements as to our compliance with all conditions and covenants under each Indenture.

Discharge, Defeasance and Covenant Defeasance

We may discharge or defease our obligations under the Indentures as set forth below, unless otherwise indicated in the applicable prospectus supplement.

We may discharge certain obligations to holders of any series of debt securities issued under either the Indentures which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not previously delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be and we have paid all other sums payable under the applicable indenture.

If indicated in the applicable prospectus supplement, we may elect either to (i) defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant Indenture) (“defeasance”) or (ii) be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant Indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant Indenture. In addition, in the case of either defeasance or covenant defeasance, we shall have delivered to the trustee (i) an officers’ certificate to the effect that the relevant debt securities exchange(s) have informed us that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit and (ii) an officers’ certificate and an opinion of counsel, each stating that all conditions precedent have been complied with regarding such defeasance or covenant defeasance.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

Under the Indentures, we and the applicable trustee may supplement the Indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. We and the applicable trustee may also modify the Indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the Indenture. However, the Indentures require the consent of each holder of debt securities that would be affected by any modification which would:

•                                          change the fixed maturity of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

•                                          reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;

•                                          change the currency in which any debt security or any premium or interest is payable;

•                                          impair the right to enforce any payment on or with respect to any debt security;

•                                          adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, any debt security (if applicable);

•                                          reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indentures or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults; or

•                                          modify any of the above provisions.

The Indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the Indenture which is affected by the modification or amendment to waive our compliance with certain covenants contained in the Indentures.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security thereafter may look only to us for payment thereof.

Denominations, Registrations and Transfer

Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder’s beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC’s records.

A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder’s name if:

•                                          DTC notifies us that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Exchange Act and no successor depositary has been appointed for 90 days; or

•                                          we determine, in our sole discretion, that the global security shall be exchangeable.

If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee’s corporate office or at the offices of any paying agent or trustee appointed by us under the Indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Governing Law

Unless an accompanying prospectus supplement states otherwise, the Indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to its principles of conflicts of laws.

Trustee

The trustee or trustees under the Indentures will be named in any applicable prospectus supplement.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

General

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. Each warrant agent may be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000. We will indicate the name and address of any such warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•                                          the offering price and aggregate number of warrants offered;

•                                          the currency for which the warrants may be purchased;

•                                          if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•                                          if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•                                          in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•                                          in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•                                          the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•                                          the terms of any rights to redeem or call the warrants;

•                                          any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•                                          the dates on which the right to exercise the warrants will commence and expire;

•                                          the manner in which the warrant agreement and warrants may be modified;

•                                          federal income tax consequences of holding or exercising the warrants;

•                                          the terms of the securities issuable upon exercise of the warrants; and

•                                          any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•                                          in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•                                          in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. eastern time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights By Holders of Warrants

Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•                                          the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•                                          any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•                                          whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

PLAN OF DISTRIBUTION

We may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers or through a combination of these methods.  The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•                                          the name or names of any underwriters, if any, and if required, any dealers or agents;

•                                          the purchase price of the securities and the proceeds we will receive from the sale;

•                                          any underwriting discounts and other items constituting underwriters’ compensation;

•                                          any discounts or concessions allowed or reallowed or paid to dealers; and

•                                          any securities exchange or market on which the securities may be listed.

We may distribute the securities from time to time in one or more transactions at:

•                                          a fixed price or prices, which may be changed;

•                                          market prices prevailing at the time of sale;

•                                          prices related to such prevailing market prices; or

•                                          negotiated prices.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

If we use underwriters in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale.  We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate.  Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

If we use a dealer in the sale of the securities being offered pursuant to this prospectus or any prospectus supplement, we will sell the securities to the dealer, as principal.  The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

We may sell the securities directly or through agents we designate from time to time.  We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the common stock for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase common stock directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the common stock by them may be deemed to be underwriting discounts and commissions under the Securities Act.

We may provide agents and underwriters with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

In addition, we may enter into derivative transactions with third parties (including the writing of options), or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

To facilitate an offering of a series of securities, persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the market price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than have been sold to them by us. In those circumstances, such persons would cover such over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to those persons. In addition, those persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above, if implemented, may have on the price of our securities.

USE OF PROCEEDS

We intend to use the net proceeds from sales of the securities for the purposes set forth in the applicable prospectus supplement relating to a specified offering of securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the computation of our ratio of earnings to fixed charges for the three months ended March 31, 2006 and for the five years ended December 31, 2005 (in thousands):

	Three Months Ended March 31,	Years Ended December 31,
	2006	2005	2004	2003	2002	2001

Deficiency of earnings to cover fixed charges	$(7,675)	$(17,372)	$(17,530)	$(2,589)	$(2,107)	$(6,599)

During the quarter ended March 31, 2006 and each of the last five years ended December 31, 2005, our earnings were insufficient to cover our fixed charges. The ratio of earnings to fixed charges is not disclosed because it is a negative number for all periods presented.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Dechert LLP, Princeton, New Jersey.

EXPERTS

The financial statements of Pharmacopeia Drug Discovery, Inc. appearing in Pharmacopeia Drug Discovery Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference.  Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

1,449,696 shares of common stock issuable
upon the exercise of warrants

Pharmacopeia Drug Discovery, Inc.

Common Stock

PROSPECTUS SUPPLEMENT No. 2

April 17, 2007

You should rely only on the information contained in this prospectus supplement. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus supplement. This prospectus supplement is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus supplement is correct only as of the date of this prospectus supplement, regardless of the time of the delivery of this prospectus supplement or any sale of these securities.